State of Delaware
Secretary of State
Division of Corporations
Delivered 12:43 PM 09/06/2013
FILED 12:43 PM 09/06/2013
SRV 131063291 – 4411067 FILE

STATE of DELAWARE

CERTIFICATE of AMENDMENT

Of

CERTIFICATE of INCORPORATION

OF CHINA PRECISION STEEL, INC.

August 27, 2013

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. That Article 4 of the Certificate of Incorporation of China Precision Steel, Inc. (the “Corporation”) has been amended to read, in its entirety, as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,000,000 shares of common stock, par value $0.001 per share and 500,000 shares of preferred stock, par value $0.001 per share.”

2. That the stockholders of the Company authorized the amendment at the Corporation’s annual meeting of stockholders held on June 28, 2013.

3. That the Board of Directors (the “Board”) of the Corporation authorized and approved the foregoing amendment by unanimous written consent of the Board on August 27, 2013.

4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 27th day of August 2013.

By:	/S/ Tak Tai Leada Li
Name:	Tak Tai Leada Li
Title:	Chief Financial Officer